UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 25, 2007

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, or registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2007, AJG Capital, Inc. (the Seller), an Illinois corporation and a 90% owned subsidiary of AJG Financial Services, Inc. (Gallagher), entered into a Share Purchase Agreement with Aviacargo 27125/27347, LLC, a Delaware limited liability company, and Erste Finance Malta Limited Partnership, a Maltese limited liability company, (collectively the Buyers) under which the Seller agreed to sell its 100% ownership in Aviacargo Leasing Limited (Aviacargo) to the Buyers. Aviacargo is an airplane leasing company that leases two cargo airplanes to the French Postal Service. The transaction closed on January 25, 2007.

Under the Share Purchase Agreement, the total purchase price paid by the Buyers for Aviacargo was $0.7 million, which resulted in an after tax loss to Gallagher of approximately $5.0 million that was recorded in fourth quarter 2006 in the Financial Services Segment. As part of the transaction, $27.5 million of net fixed assets and $27.9 million of debt were transferred to the Buyers. A copy of the Share Purchase Agreement is attached to this report as Exhibit 10.42 and is incorporated herein by reference as though it were fully set forth herein. The description above is a summary of the Share Purchase Agreement and is qualified in its entirety by the complete text of the agreement itself.

Item 9.01. Financial Statements and Exhibits

Exhibit Index

10.42	Share Purchase Agreement by and between AJG Capital, Inc., an Illinois corporation, and Aviacargo 27125/27347, LLC, a Delaware limited liability company, and Erste Finance Malta Limited Partnership, a Maltese limited liability company, relating to shares in respect of Aviacargo Leasing Limited, dated January 25, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: January 31, 2007	/s/ Douglas K. Howell
Douglas K. Howell Vice President and Chief Financial Officer (principal financial officer and duly authorized officer)

Arthur J. Gallagher & Co.

Current Report On Form 8-K

Exhibit Index

Exhibit No.	Description
10.42	Share Purchase Agreement by and between AJG Capital, Inc., an Illinois corporation, and Aviacargo 27125/27347, LLC, a Delaware limited liability company, and Erste Finance Malta Limited Partnership, a Maltese limited liability company, relating to shares in respect of Aviacargo Leasing Limited, dated January 25, 2007.